ROBERT SKINNER NAMED KELLWOOD CHAIRMAN

NEW YORK, NY December 19, 2005 -- Robert C. Skinner, Jr. was elected chairman of Kellwood Company effective February 1, 2006. He will also continue in his roles of president and chief executive officer. Skinner succeeds Hal J. Upbin, who is retiring as chairman on January 31, 2006.

“The Board and I are confident and pleased with the leadership Bob has demonstrated as president and CEO. We believe the strategy he has established to position the Company for success and future growth will serve our shareholders well as he assumes the chairmanship of Kellwood,” said Upbin.

“We have set the stage to build a stronger Kellwood through our continued focus on developing and acquiring great brands, rebalancing our portfolio, and strengthening our management team. I look forward to leading our Kellwood associates as we continue the strategic transformation of the Company,” stated Skinner.

Skinner was named chief executive officer in June 2005. He was elected to the Kellwood Board in June 2004, and president and COO in December 2003. From March 2002 until December 2003, he served as Kellwood corporate vice president with overall responsibility for Menswear, Intimate Apparel and Childrenswear. Skinner joined Kellwood in 2000 as president of the Company’s Menswear division. Prior to Kellwood, he was president of Oxford Shirt Group for 13 years, and corporate vice president of Oxford Industries for his last two years there.

Kellwood (NYSE:KWD), a $2 billion marketer of apparel and consumer soft goods, specializes in branded as well as private label products, and markets to all channels of distribution with product specific to a particular channel. For more information, visit www.kellwood.com.

Contact: Donna Weaver, Kellwood VP Corporate Communications, 212-329-8072, or donna.weaver@kellwood.com.

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